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                                                                  EXHIBIT 10-26


                                                                  FINAL-1/14/82

                          DRY DOCK OPERATING AGREEMENT

             AGREEMENT made this 18th day of January, 1982, by and between STATE OF MAINE (the "State") and BATH IRON WORKS CORPORATION ("B I W").

             WHEREAS, there is a statewide need to provide for a greater utilization of the State's public ports and harbors and to increase the flow of commerce and to thereby provide enlarged opportunities for gainful employment by the people of Maine and to thus insure the preservation and betterment of the economy of the State and its inhabitants.

             WHEREAS, the State, by Private and Special Laws 1981, Chapter 65 declared it to be a public purpose of the State to supervise and operate port facilities or cause the same to be operated in cooperation with the State, either by lease, sale, transfer or other conveyance to public or private users.

             WHEREAS, by Memorandum of Intent dated July 15, 1981, the parties expressed their intention to build and develop comprehensive waterfront port facilities in Portland Harbor within the vicinity of the Maine State Pier and to provide the necessary financing for such facility and to make the same available for use by BIW.

             WHEREAS, the parties believe that the development of such facilities will revitalize the port of Portland, create new employment opportunities for residents of the State and City, improve a blighted area, support the flow of commerce and strengthen the economic condition of the State and City.

         WHEREAS, in accordance with the terms of a certain Comprehensive Commitment (the "Commitment") between the parties and the City of Portland, the parties have agreed to develop a port facility to be owned in part by the State and in part by the City, with the State's portion to be operated by BIW in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and intending to be legally bound hereby, the parties agree as follows:
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         1.      FACILITY TO BE OPERATED.  BIW agrees to operate as herein
provided on behalf of the State the dry dock facility to be located in the City of Portland in accordance with the terms of the aforesaid Commitment (the "Dry Dock").

         2. USE OF DRY DOCK. During the term of this Agreement BIW shall operate the Dry Dock only in Portland Harbor for the overhauling, repair, refitting and building of ships and allied activities as part of the Project described in the aforesaid Commitment.

         3. TERM. The term of this Agreement shall commence on the date hereof and, except as provided in Paragraphs 13, 14, 15, 16 and 17, shall expire at 11:59 P.M. on December 31, 2021.

         4. CONSIDERATION. As consideration for the right to operate the Dry Dock as herein provided, BIW shall, for the benefit of the State:

                 (a) Pay the sum of Four Million Five Hundred Thousand Dollars ($4,500,000) for Project costs in accordance with Paragraph 5.

                 (b) Pay all Project costs, as described in Paragraph 5, in excess of Twenty-Four Million One Hundred Thousand Dollars ($24,100,000).

                 (c) Waive any state tax credit to which it may become entitled pursuant to Chapter 822 of Title 36 of the Maine Revised Statutes by reason of investment in the Project and if any such credit is received by BIW, BIW shall pay the same to the State as additional consideration hereunder, whether or not this Agreement is then in force. The foregoing waiver shall not extend to any investment in the Dry Dock subsequent to its completion.

         5. PAYMENT OF PROJECT COSTS. The estimated amount of Project costs with respect to the development of the Dry Dock is Twenty-Four Million One Hundred Thousand Dollars ($24,100,000), including the costs of the following items: the acquisition, moving, and renovation of the Dry Dock, all dredging and pile removal within that area of the Project which is more than 50' eastward of the existing Maine State Pier, the construction of a service ramp, engineering and design,. obtaining all necessary permits, licenses and approvals, mobilization, cathodic protection and other similar items directly related to development of the Dry Dock. BIW shall pay, for the benefit of the State, Four Million Five Hundred Thousand-Dollars ($4,500,000) of such Project costs as hereinafter provided plus all
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such costs in excess of Twenty-Four Million One Hundred Thousand Dollars
($24,100,000). The first Nine Million Dollars ($9,000,000) .of such Project costs shall be paid one-half by BIW and one-half by the State on a dollar for dollar basis. The State shall pay all such Project costs in excess of such Nine Million Dollars ($9,000,000) until the total Project costs reach Twenty-Four Million One Hundred Thousand Dollars ($24,100,000.00). BIW shall supervise the construction of the Dry Dock Facility and procure all labor and materials therefor in accordance with the provisions of this Agreement. BIW shall have the right to obtain reimbursement or payment from the State for the State's share of any such Project costs which BIW may incur subject to the following conditions and limitations:

                 (a) BIW shall have the right to contract for services and materials related to acquisition of the Dry Dock and the improvements thereto with such parties and upon such terms, including price, as it, in its discretion, deems appropriate, provided that, to the extent feasible, BIW shall utilize its government approved procurement system.

                 (b) If BIW proposes to improve the Dry Dock with its own forces, the price therefor shall be established by BIW on the basis of practices which are usual and customary in the shipbuilding industry, provided that such price shall consist only of BIW's costs of labor, material and overhead unless the aggregate of such costs and overhead charges together with other Project costs related to the Dry Dock (as defined in the Commitment) exceed $24,100,000. The State shall have the right to review the plans and specifications therefor and BIW shall submit to the State an accounting of all costs incurred in constructing the Dry Dock. If the State questions the accuracy of said accounting or the reasonableness of any costs incurred, it may require BIW to produce a substantiating opinion from an independent marine surveyor or other qualified professional satisfactory to BIW and to the State. If BIW is unable or unwilling to provide such substantiation or other substantiation reasonably acceptable to the State, then BIW may either (i) require that the issue be submitted to arbitration as soon as practical in accordance with the rules and procedures of the American Arbitration Association, or (ii) may pay an additional amount, over and above the $4,500,000.00 paid under Paragraph 4(a), equal to that portion of the cost which the State deems excessive.
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                 (c)      Until such time as the aggregate Dry Dock Project
costs exceed $24,100,000 or the Dry Dock portion of the Project is completed, whichever occurs first, BIW, prior to constructing any improvements to the Dry Dock, shall submit to the State plans and specifications for such improvements together with an estimate of their costs solely for the purpose of enabling the State to determine whether or not such improvements are within the scope of the Project.

                 (d) The State shall disburse funds to BIW within ten (10) days after BIW's submission of a request for payment, except that the State shall not be obligated to disburse such funds prior to 30 days after BIW notifies the State of its intention to draw down the funds covered in the requisition. Such submission shall constitute BIW's representation that the materials for which payment is requested have been received, that the services for. which payment is requested have been performed, and that the payment requested is for Project costs properly -incurred. Before payment the State shall be entitled to satisfy itself as to the accuracy of such representation.

                 (e) The State shall have access, at reasonable times and places, to all plans, specifications, and cost information pertaining to the acquisition or renovation of the Dry Dock and may designate a technically qualified person to observe such acquisition and renovation for the purpose of ascertaining that the same is progressing in accordance with the plans and
 .specifications, and the agreements between the parties. Further, the access of the State and its representatives to plans, specifications, cost information, and any location where work is being performed pursuant to this Agreement shall be subject to such restrictions and limitations as may be imposed by the United States Department of Defense.

                 (f) BIW shall cause Congoleum Corporation to guarantee the completion and delivery of the Dry Dock or any major improvements thereto
if and to the extent the same are constructed by BIW's own forces.   Such
guarantee shall be in a form satisfactory to counsel for the State.

         6. DISCLAIMER. The State does not make any representations or warranties expressed or implied, to BIW or to any other party as to the condition of the Dry Dock or as to its title to the Dry Dock, and BIW acknowledges that it is not relying upon any such representations or warranties.
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         7.      OPERATING COSTS.  It is the intention of the parties that BIW shall pay all operating and other expenses associated with the Dry Dock until such time as this Agreement terminates. Accordingly, BIW shall pay all charges for gas, electricity, water, sewer, telephone, and other utilities services used, consumed, furnished, or supplied in connection with its use of the Dry Dock, together with all costs of maintenance, insurance and taxes payable, and all other costs associated with repair, insurance, and taxes payable, and all other costs associated with the Dry Dock or its operation during the term of this Agreement.

         8. OPERATION OF THE DRY DOCK. Contemporaneously with the execution of this Agreement, BIW is entering into a lease with the City of Portland (the "Pier Lease") of certain pier facilities located in Portland Harbor (the "Pier Facilities"). During the team of this Agreement, the Dry Dock shall be used in conjunction with such Pier Facilities. The State shall cooperate with BIW in obtaining all necessary permits, approvals and licenses required for purposes of its intended use of the Dry Dock under any local, state or federal ordinance, law or regulation to the extent that it may render such assistance under applicable law, provided that nothing herein contained shall commit the State to grant any waiver or other exception to any requirements of State law. BIW's use of the Dry Dock shall comply with all valid laws, provided that BIW's violation of any such laws shall not be deemed a breach of this Agreement unless, after BIW has been finally adjusted by a court of competent jurisdiction to have committed such a violation, that violation continues for more than (a) thirty (30) days or (b) a reasonable period of time in which to cure such violation, whichever period is longer, provided BIW is diligently proceeding to cure the default, and provided that BIW maintains reasonable reserves for the consequences of any such violations.

         9. ALTERATIONS AND MODIFICATIONS. State acknowledges that BIW's intended use of the Dry Dock may require BIW to make alterations and modifications time to time in order to accommodate various kinds of work which
it may procure for the Dry Dock.  BIW shall have   the  right to make such
alterations and modifications to the Dry Dock without prior consent of the State, provided such alterations and modifications are not likely to diminish substantially the value of the Dry Dock. BIW shall give the State 10 days notice of any material alterations or modifications which it intends to
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make to the Dry Dock and if the State believes that the intended alterations or modifications will have such an adverse effect upon value, it shall so notify BIW and unless the parties otherwise agree, the issue shall be submitted to arbitration as soon as practical in accordance with the rules of the American Arbitration Association, time being of the essence. In such event the alterations or modifications shall be delayed until the decision of the arbitrators is tendered.

         10. ASSIGNMENT. BIW shall not be entitled to assign this Agreement except as follows:

                 (a) BIW may not assign the Agreement prior to the Project being completed and operational as contemplated by the Commitment, except with the prior written consent of the State, which shall not be unreasonably withheld.

                 (b) After the Project as defined in the Commitment is completed and operational, BIW may assign the Agreement to any person in connection with a transfer to that person of substantially all of the Project and other assets of BIW located at the Project, provided that the assignee (i) intends to continue to operate the Project and other assets for the purposes described in this Agreement, (ii) after the transfer is a substantial employer at the Project and (iii) has a demonstrated ability to perform BIW's obligations under this Agreement.

                 (c) No other assignment may be made without the prior written consent of the State, which shall not be unreasonably withheld.

         11.     REMOVAL OF BIW'S PROPERTY UPON TERMINATION OR EXPIRATION OF
AGREEMENT.    Upon the termination or expiration of this Agreement, BIW shall have the right to remove from the Dry Dock all of its goods and effects, including all inventory, furnishings, fixtures, machinery and equipment owned by it or leased by it from any party other than the State, provided that if such removal materially injures or damages the Dry Dock, BIW shall repair or restore the Dry Dock or, if such repair or restoration is impractical, pay to the State an amount equal to the diminution in value caused by such damages. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated for any reason prior to December 31, 2021 other than as a result of the termination of the Pier Lease pursuant to paragraph 19 thereof, then BlW shall be entitled to continue in possession of the Dry Dock on a month-to-month basis for an aggregate period of up to one (1) year
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but not later than December 31, 2021 for the limited purpose of completing any work in process at the Dry Dock and for winding up its operations in an orderly manner. During any such hold over period, BIW shall continue to perform its obligations under this Agreement.

         12.     GOVERNMENTAL TAKING.         If the State's or BIW's rights to
operate the Dry Dock are taken by eminent domain or other governmental action, then this Agreement shall automatically terminate and the award shall be shared by the State and BIW as owner and operator, respectively, under the Agreement in accordance with the value of their respective interests as determined by the appropriate forum but in no event shall the State's share of the award be less than an amount equal to the then outstanding balance of its bonds.

         13.     INSURANCE AND INDEMNITY.

                 (a)      Public Liability Insurance.       BIW shall, during
the construction phase and at all times thereafter in the operation of the Project, carry public liability insurance in amounts reasonably satisfactory to the City and to the State, naming the City and the State as additional insureds. BIW shall not be required to provide insurance in excess of the State's maximum possible liability under law. BIW shall indemnify, defend and hold the City and the State harmless from and against any and all claims of any nature whatsoever arising in any way out of the ownership, construction, improvements or operation of the Project, except for claims arising solely from the negligence of the State or City, their respective agents and employees.

                 (b)      Fire and Extended Coverage.       BIW shall maintain
fire and extended coverage insurance on the Dry Dock in an amount reasonably satisfactory to the State, subject to deductible levels reasonably satisfactory to the State. Said policy shall name the State as the owner of the Dry Dock and BIW as an additional insured.

                 (c) Waiver. Neither BIW nor its agents, contractors, servants, employees or representatives shall be liable to the State, or to any persons claiming under the State, by right of subrogation or otherwise for any damage to the Dry Dock from fire or any other casualty usually included in the so-called standard "extended coverage" endorsements contained in fire insurance policies written in the State of Maine, whether or not such damage was caused by the negligence of
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BIW, its agents, contractors, servants, employees or representatives provided that BIW has maintained adequate insurance to compensate the State for any such loss as herein provided. Similarly, neither the State nor its servants, agents, employees or representatives, shall be liable to BIW or to any person claiming under BIW by right of subrogation or otherwise for any damage to the personal property of BIW from fire or any casualty usually included in the so-called standard "extended coverage" endorsements as contained in fire insurance policies written in the State of Maine, whether or not such damage was caused by the negligence of State, its servants, agents, employees or representatives.

         14. DAMAGE TO THE DRY DOCK. If the Dry Dock or any part thereof shall be damaged by fire or other casualty to such an extent that it is not usable by BIW in its operations, BIW shall give notice thereof to the State.
As soon as practical, BIW shall survey the damage to the Dry Dock and determine the estimated cost of repairing such damage. Within a reasonable time thereafter, BIW shall either (a) repair such damage by restoring the Premises to substantially the same condition they were in prior to such damage or to a condition having an equivalent or greater value and retain any insurance proceeds made available to it to pay the costs of such repairs, provided that BIW shall not be obligated under any circumstances to expend its own funds in excess of any insurance proceeds made available to it for the purpose of making such repairs provided BIW has maintained insurance coverage as provided in Paragraph 13(b) hereof, or (b) terminate this Agreement in which event any insurance proceeds paid with respect to such loss under any policy of fire or extended coverage insurance shall be applied for the uses and purposes set forth below in the following order of priority: (i) payment of all costs necessary to eliminate any public nuisance, (ii) payment to the State and BIW in proportion to (A) the State's investment in the Dry Dock of $19,600,000 (or such lesser amount as is invested by the State) and (B) the historic cost of BIW's investment in the Dry Dock in excess of the amounts stated in Paragraph 4(a) and 4(c). "Historic cost" means, in the case of work or materials performed or furnished by BIW (whether before or after completion of the Dry
Dock) an amount determined in accordance with Paragraph 5(b), and, in all other cases, the original book value thereof (without regard to depreciation).

         15. BIW DEFAULT. If BIW defaults in the performance of any of its covenants, agreements or obligations hereunder, the State shall have all rights and remedies available to it under law or equity, other than the right to terminate this Agreement, and, without limiting the foregoing, shall be entitled to obtain an injunction from a court of competent jurisdiction compelling BIW to cure such default forthwith and to post a bond in an amount approximating the damages which the Court determines the State is likely to sustain as a result of such breach. If BIW violates any such injunction the State, in addition to other available remedies, at any time following the expiration of 60 days from the date on which BIW received written notice of such violation, enter into and upon the Dry Dock or any part thereof in the name of the whole or mail a notice of termination addressed to BIW and repossess the same and expel BIW and those claiming by, through or under BIW and remove its and their effects, and upon such entry or mailing as aforesaid, this Agreement shall terminate, BlW hereby waiving all rights of redemption.
If the State commences an action against BIW for the purpose of enforcing its rights hereunder and obtains a final judgment against BIW, the State shall be entitled to recovery from BIW, in addition to any other amounts stated herein, that portion of its reasonable expenses, including attorneys' fees, fairly attributable to such final judgment.

         16.     TERMINATION OF AGREEMENT.

                 (a) Automatic Termination. If BIW voluntarily terminates the Pier Lease, then this Agreement shall automatically terminate as of the termination date of the Pier Lease unless BlW acquires the Pier Facilities upon termination of the Pier Lease, in which case this Agreement shall continue unless and until terminated as otherwise herein provided.

                 (b)      Termination by BIW.       BIW shall have the right
to terminate this Agreement as of the end of calendar years 1986, 1991, 1996, 2001, 2006, 2011, and 2016 upon not less than thirty (30) days' written notice to the State. If BIW elects to terminate this Agreement as herein provided, BIW shall pay all costs of maintaining the Dry Dock for the six months next following the effective date of such termination, provided that BlW's obligation to maintain the Dry Dock shall cease if the State leases, sells, or otherwise transfers its interest in the Dry Dock. The State shall reimburse BIW for such maintenance costs out of the first proceeds of any sale, lease, or other transfer
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of the State's interest in the Dry Dock.  Additionally, if BIW purchases the
Pier Facility and elects to terminate this Agreement, BIW shall permit the State to moor the Dry Dock at the Project site and grant it reasonable access thereto until such time as the State transfers its interest in the Dry Dock to a third party provided that BIW shall have the right to move the Dry Dock or cause it to be moved to a substitute location within the general vicinity of Portland Harbor at its sole cost and expense.

                 (c)      Termination by State.         The State shall have
the right to terminate this Agreement without cause as of the end of calendar years 2006, 2011, and 2016 upon not less than six (6) months written notice to BIW. If the State elects to terminate this Agreement other than for cause, then for ninety (90) days following the effective date of such termination, BIW shall have the right to purchase the Dry Dock at a price of One Million Six Hundred Sixty-Seven Thousand Dollars ($1,667,000). If such right is not exercised, BIW shall have no further right to purchase the Dry Dock and the State shall have no further obligation to offer the same to BIW.

                 (d)      Recovery of Investment;  Expiration or Termination
by BIW of Agreement.    If this Agreement expires or is automatically
terminated pursuant to Paragraph 16(a) or is terminated by BIW for any reason, and the State sells, leases, transfers or grants a license to operate the Dry Dock to a party other than BIW, any proceeds realized by the State from such sale, lease, transfer or grant shall be shared by the State and BIW in proportion to (i) the State's investment in the Dry Dock of $19,600,000 (or such lesser amount as is invested by the State) and (ii) the historic cost (as defined in Paragraph 14) of BIW's investment in the Dry Dock in excess of the amounts stated in Paragraph 4(a) and 4(c) until BIW has received such excess amount; and thereafter all such proceeds shall belong to the State.

                 (e)      Recovery of Investment; Termination of Agreement by
State.   If this Agreement is terminated by the State for any reason, and the
State sells, leases, transfers or grants a license to operate the Dry Dock to a party other than BIW, any proceeds realized by the State from such sale, lease, transfer or grant shall be shared by the State and BIW in proportion to (i) the State's investment in the Dry Dock of $19,600,000 (or such lesser amount as is invested by the State) and (ii)
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the historic cost (as defined in Paragraph 14) of BIW's investment in the Dry
Dock in excess of the amounts stated in Paragraph 4(a) and 4(c).

                          The parties agree that for purposes of Paragraphs
16(d) and 16(e), the amounts that each is to receive represents the respective interests of the parties as owner and operator under this Agreement.

         17.     RIGHT TO FIRST REFUSAL.   BIW shall have a right of first
refusal to purchase the Dry Dock upon the terms and conditions hereinafter described which right shall survive the expiration of the term of this Agreement to the extent hereinafter provided. If this Agreement is not terminated prior to the expiration of the 40-year term hereof and if within three (3) years immediately following such expiration the State desires to sell its interest in the Dry Dock, the State shall first offer to sell the Dry Dock to BIW at a price of One Million Six Hundred Sixty-Seven Thousand Dollars ($1,667,000). If BIW does not accept such offer within 90 days after receipt of written notice thereof, the State may sell the Dry Dock to any third party at such price or any higher price, but not at a lesser price. If the State desires to sell the Dry Dock at a lesser price, it shall first offer the Dry Dock to BIW at such lesser price in accordance with the foregoing procedures. If BIW does not exercise its right of first refusal as herein provided, then the State may sell its interest in the Dry Dock to any party.

         18.     NOTICES.         Any notice, demand, request or other
instrument which may be or are required to be given under this Agreement shall be delivered in person or sent by United States certified mail, postage prepaid and shall be addressed (a) if to the State, Department of Transportation, Augusta, ME 04333; Attention: Commissioner, and (b) if to BIW at 700 Washington Street, Bath, ME 04530, Attention: Corporate Secretary and at such other addresses as the parties shall designate by written notice in accordance with this Paragraph, with copies thereof to the City of Portland, 389 Congress Street, Portland, ME 04101, Attention: City Manager.

         19.     MISCELLANEOUS.

                 (a) The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

                 (b) To the extent not inconsistent herewith, the provisions of the Comprehensive Commitment are incorporated herein by reference.

                 (c) This Agreement and the Comprehensive Commitment constitute the sole and entire agreement between the parties relating to the Dry Dock Facility.

                 (d) This Agreement cannot be amended except by written instrument executed by both the State and BIW.

                 (e) This Agreement shall be construed and enforced in accordance with the laws of the State of Maine.

         20.     SUCCESSORS AND ASSIGNS.

                 The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the State and BIW provided that during the term of this Agreement neither the State nor BIW shall voluntarily transfer, assign or encumber its ownership interest in the Dry Dock, except as otherwise provided in this Agreement.

         IN WITNESS WHEREOF, the State and BIW have executed this Agreement as of the date first above written.

WITNESSED:
STATE OF MAINE

/s/ S. Kirk Stutstrup
------------------------------
Witness

/s/ George N. Campbell, Jr.
------------------------------
Commissioner of the Department of Transportation


BATH IRON WORKS CORPORATION

/s/ F. James Gardner
------------------------------
Witness

/s/ JOHN SULLIVAN
------------------------------
John Sullivan
Chairman of the Board
and Chief Executive Officer

Approved:

/s/ JOSEPH BRENNAN
------------------------------
Joseph E. Brennan,
Governor of the State of Maine